Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Appoints Michael Moore Chief Financial Officer
Banking veteran brings wealth of experience to Raleigh-based bank

Raleigh, N.C. – December 3, 2007– Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today announced that Michael Moore has been appointed as chief financial officer. Moore is a 27-year veteran of the banking industry with extensive experience in community and retail banking.

“Michael Moore is a proven financial manager with the talent to help Capital Bank achieve long-term success in a competitive banking environment,” said B. Grant Yarber, president and CEO of Capital Bank. “He is a strong addition to our team and will play a pivotal role in positioning Capital Bank for steady growth in the coming years.”

Moore replaces A. Christine Baker, who announced plans to retire at the end of the year. He will assume responsibility for financial reporting, investments, budgeting, investor relations and strategic planning. “We congratulate Chris on her 24-year career in our industry and thank her for two years of service to Capital Bank,” said Yarber.

Moore most recently served as Senior Vice President for Funds Management at Sky Financial Group, Inc., an Ohio-based company that ranks as one of the 40 largest publicly-held bank holding companies in the nation based on asset size. Before that, Moore held leadership positions with community and regional banks in Ohio, Michigan and Indiana. He is a graduate of Valparaiso University.

“This is a tremendous opportunity,” Moore said.  “I am committed to helping Capital Bank build shareholder value while providing exceptional service to the communities we serve.”

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.5 billion in total assets, offers a broad range of financial services. Capital Bank operates 26 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, and Wake Forest. The company’s website is www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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